Exhibit (a)(1)(D)

HELIX ENERGY SOLUTIONS GROUP, INC.

ANNOUNCES THE EXPIRATION AND FINAL RESULTS

OF ITS OFFER TO PURCHASE ITS

3.25% CONVERTIBLE SENIOR NOTES DUE 2032

HOUSTON, March 16, 2018—Helix Energy Solutions Group, Inc. (NYSE:HLX) announced today the expiration and final results of its previously announced offer to purchase its outstanding 3.25% Convertible Senior Notes due 2032 (the “Notes”) at the option of the holders of the Notes pursuant to the terms of the indenture governing the Notes. The offer to purchase and withdrawal rights with respect to tendered Notes expired at 5:00 p.m., New York City time, on March 15, 2018. Holders of an aggregate of $59,306,000 principal amount of the Notes exercised the holders’ right to surrender their Notes for repurchase, and an aggregate of $809,000 principal amount of the Notes remains outstanding. Helix currently expects the repurchase price for any Notes that have been validly surrendered for purchase and not withdrawn by the expiration of the offer to purchase will be paid on March 20, 2018.

The holders’ right to surrender their Notes for repurchase was made pursuant to the terms of a Company Notice dated February 14, 2018, which was attached as an exhibit to the Tender Offer Statement on Schedule TO filed by Helix with the Securities and Exchange Commission (“SEC”) on February 14, 2018. Holders of the Notes and other interested parties may obtain a free copy of these documents at the SEC’s website, www.sec.gov, or from the trustee, which is The Bank of New York Mellon Trust Company, N.A.

The address for The Bank of New York Mellon Trust Company, N.A. is:

By First Class, Registered or Certified Mail	By Express or Overnight Delivery	By Hand or In Person
The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust P.O. Box 396 East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, New York 13057	The Bank of New York Mellon Trust Company, N.A. Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, New York 10286

Press Release for Informational Purposes Only

This press release is for informational purposes only and does not constitute an offer to purchase, or solicitation of an offer to sell, any Notes. None of Helix, its board of directors, or its employees makes any recommendation to any holder as to whether to exercise or refrain from exercising their right to surrender Notes for repurchase, and no one has been authorized by any of them to make such a recommendation.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements regarding the consummation of the settlement of the repurchase and document availability; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the settlement of the repurchase; market conditions; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which includes delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the SEC, including Helix’s most recently filed Annual Report on Form 10-K and in Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

2